Exhibit 99.2

PEABODY ENERGY News Release CONTACT: Meg Gallagher (314) 342-7963

FOR IMMEDIATE RELEASE

November 7, 2011

PEABODY ENERGY (NYSE: BTU) ANNOUNCES

OFFERING OF AGGREGATE $2.75 BILLION OF SENIOR NOTES

ST LOUIS, Nov. 7, 2011 – Peabody Energy announced today that, subject to market conditions, it intends to offer $2.75 billion aggregate principal amount of senior unsecured notes due in 2018 and 2021 in a private placement to eligible purchasers.

Subject to the successful completion of this offering, Peabody intends to use the net proceeds from the sale of the notes, together with other sources of financing, to fund the acquisition of Macarthur Coal Limited and for related fees and expenses, with any remaining proceeds being used to repay part or all of any revolver borrowings associated with the acquisition or for general corporate purposes.

The notes will be general unsecured senior obligations of Peabody and will rank equally in right of payment with the company’s senior indebtedness.

The notes and related guarantees will be offered only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in transactions outside the United States under Regulation S of the Securities Act. The notes have not been registered under the Securities Act, and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Peabody Energy (NYSE: BTU) is the world’s largest private-sector coal company and a global leader in clean coal solutions. With 2010 sales of 246 million tons and nearly $7 billion in revenues, Peabody Energy fuels 10 percent of U.S. power and 2 percent of worldwide electricity.